As filed with the Securities and Exchange Commission on June 19, 1995.
                             Subject to Amendment.
                                                    Registration No. 33-______


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   Form S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933



                          Georgia Power Company
          (Exact name of registrant as specified in its charter)

              Georgia                              58-0257110
    (State or other jurisdiction of           (I.R.S. Employer
     incorporation or organization)            Identification No.)
                           333 Piedmont Avenue, N.E.
                            Atlanta, Georgia 30308
                                 404-526-6526
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           JUDY M. ANDERSON, Vice President and Corporate Secretary
                             GEORGIA POWER COMPANY
                           333 Piedmont Avenue, N.E.
                            Atlanta, Georgia 30308
                                 404-526-6526
(Name, address, including zip code, and telephone number, including area code, of agent for service)

       The Commission is requested to mail signed copies of all orders, notices and communications to:

W. L. WESTBROOK                                        JOHN D. McLANAHAN, Esq.
Executive Vice President                                      TROUTMAN SANDERS
SOUTHERN COMPANY SERVICES, INC.                     600 Peachtree Street, N.E.
64 Perimeter Center East                                            Suite 5200
Atlanta, Georgia 30346                            Atlanta, Georgia  30308-2216



     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier efective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                  Proposed     Proposed
   Title of each    Amount to      maximum      maximum      Amount of
     class of           be        offering    aggregate     registration
 securities to be   registered     price       offering         fee
    registered                    per unit*     price*
- -------------------------------------------------------------------------
 First Mortgage
 Bonds
 Class A           $190,000,000     100%     $190,000,000     $65,518
 Preferred Stock
 (Stated Value
 $25 Per Share)
- --------------------------------------------------------------------------
* These figures have been arbitrarily assumed solely for the purpose of calculating the registration fee pursuant to Rule 457(o).


  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

  The within Prospectus contains the information required by Rule 429 of the Commission under the Securities Act of 1933 with respect to $110,000,000 of First Mortgage Bonds or Class A Preferred Stock of the registrant remaining unsold under Registration Statement No. 33-49661.

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A + + REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR + + MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT + + BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF+
+ ANY SUCH STATE.                                                             +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                       DATE OF ISSUANCE:  JUNE 19, 1995

PROSPECTUS

                          Georgia Power Company
                     a subsidiary of The Southern Company

                             First Mortgage Bonds

                            Class A Preferred Stock
                         (Stated Value $25 Per Share)








      Georgia Power Company ("GEORGIA") may sell its First Mortgage Bonds (the "new First Mortgage Bonds") and Class A Preferred Stock, stated value $25 per share (the "new Class A Preferred Stock"), aggregating up to $300,000,000 in principal amount or stated value, as the case may be, in one or more transactions. See "Plan of Distribution."

      An accompanying Prospectus Supplement (the "Prospectus Supplement") will set forth the original principal amount, maturity date, interest rate provisions, redemption provisions and other terms of each series of the new First Mortgage Bonds and the number of shares, dividend rate provisions, redemption provisions and other terms of each class of the new Class A Preferred Stock.





   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                                _______________



Dated: June __, 1995

      No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby or thereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or any accompanying Prospectus Supplement nor any sale made hereunder or thereunder shall under any circumstances create the implication that there has been no change in the affairs of GEORGIA since the respective dates of this Prospectus and any such Prospectus Supplement.


      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES HEREBY OFFERED OR OTHER SECURITIES OF GEORGIA AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


      GEORGIA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the offices of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.; 500 West Madison Street, Suite 1400, Chicago, Ill.; and 13th Floor, Seven World Trade Center, New York, N.Y. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Certain securities of GEORGIA are listed on the New York Stock Exchange, and reports and other information concerning GEORGIA can be inspected at the office of such Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have heretofore been filed by GEORGIA with the SEC pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

      1. Annual Report on Form 10-K for the year ended December 31, 1994.

      2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

      3. Current Reports on Form 8-K dated February 15, 1995 and May 17, 1995.

      All documents subsequently  filed by  GEORGIA with the  SEC pursuant  to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from their respective dates of filing.

      GEORGIA hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Warren Y. Jobe, Executive Vice President, Treasurer and Chief Financial Officer, Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia 30308, (404) 526-6526.

                             SELECTED INFORMATION

      The following material, which is presented herein solely to furnish limited introductory information regarding GEORGIA, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                                 Georgia Power Company
 Business  . . . . . . . . . . . . . . . .   Generation, transmission, distribution
                                             and sale of electric energy
 Service Area  . . . . . . . . . . . . . .   Approximately 57,200 square miles
                                             comprising most of the State of Georgia

 Service Area Population (1990 Census) . .   Approximately 6,200,000

 Customers at December 31, 1994  . . . . .   1,673,432

 Generating Capacity at December 31, 1994
 (kilowatts) . . . . . . . . . . . . . . .   13,943,725

 Sources of Generation during 1994
 (kilowatt-hours)  . . . . . . . . . . . .   Coal (75%), Nuclear (22%), Hydro (3%),
                                             Oil and Gas (less than 0.5%)
 Sources of Generation Estimated for 1995
 (kilowatt-hours)  . . . . . . . . . . . .   Coal (76%), Nuclear (21%), Hydro (2%),
                                             Oil and Gas (1%)

                                Selected Financial Information             12 Months
                                                                             Ended
                                            Year Ended December 31,         May 31,
                                                                            1995(3)
                                1990(1) 1991(2)   1992    1993   1994(3)  (Unaudited)


                                              (Millions, Except Ratios)
Operating Revenues(4) . . . . .  $4,446  $4,301  $4,297  $4,451   $4,162     $4,192
Income Before Interest Charges     $769  $1,006  $1,003  $1,033     $925       $979
Net Income After Dividends
  on Preferred Stock  . . . . .    $208    $475     $521    $570    $526       $596
Ratio of Earnings to
  Fixed Charges(5)  . . . . . .    1.91    2.85     3.15    3.46    3.65       4.10
Ratio of Earnings to Fixed
  Charges Plus Preferred
  Dividend Requirements
  (Pre-Income Tax Basis)(6) . .    1.57    2.36     2.59    2.88    2.99       3.33

                                                             Capitalization as of
                                                                March 31, 1995
                                                          Actual     As Adjusted(7)
                                                               (Millions Except
                                                                 Percentages)
Common Stock Equity . . . . . . . . . . . . . . . . . .   $4,144   $4,144     48.5%
Cumulative Preferred Stock  . . . . . . . . . . . . . .      693      768      9.0
Guaranteed Interest in Preferred Securities of
Partnership . . . . . . . . . . . . . . . . . . . . . .      100      100      1.2
Long-Term Debt  . . . . . . . . . . . . . . . . . . . .    3,508    3,532     41.3
                                                           -----    -----     ----
Total, excluding amounts due within one year of
$790 million  . . . . . . . . . . . . . . . . . . . . .   $8,445   $8,544    100.0%
                                                          ======   ======    =====

(1) Reflects a write-off of certain costs of Plant Vogtle, a two-unit nuclear generating facility, recorded in 1990 in the after-tax amount of $218,000,000.
(2) "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" for the year ended December 31, 1991 reflect (i) an increase of approximately $89,000,000 as the result of the consummation of a settlement with Gulf States Utilities Company of litigation arising out of certain power sales contracts and (ii) a charge of approximately $33,000,000 after taxes relating to benefits provided pursuant to a voluntary work force reduction program announced in late 1991.
(3) See "Recent Results of Operations" herein. "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" for the year ended December 31, 1994 and the twelve months ended May 31, 1995 reflect charges of approximately $55,000,000 and $3,000,000, respectively, after taxes relating to benefits provided pursuant to work force reduction programs announced in the first quarter of 1994.
(4) "Operating Revenues" for the year ended December 31, 1990 includes amounts relating to certain energy sales (including sales to affiliates) that formerly were classified as purchased and interchanged power, net. Such amounts were reclassified to "Operating Revenues" effective December 31, 1991 in accordance with current accounting requirements of the Federal Energy Regulatory Commission.
(5) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(6) In computing this ratio, "Preferred Dividend Requirements" represent the before income tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
(7) Reflects (i) the sale in April 1995 of $73,535,000 principal amount of Pollution Control Revenue Bonds, 6.10% Series due April 1, 2025, and $75,000,000 principal amount of Pollution Control Revenue Bonds, Variable Rate Series due April 1, 2025, and the redemption in June 1995 of $148,535,000 principal amount of Pollution Control Revenue Bonds, 10 1/8% Series due June 1, 2015; (ii) the sale in May 1995 of $75,000,000 principal amount of First Mortgage Bonds, 7.70% Series due May 1, 2025;
      (iii)  the repurchase  in May  1995 of  $15,500,000 principal  amount of
      First Mortgage Bonds, 8 3/4% Series due April 1, 2022, $4,000,000 principal amount of First Mortgage Bonds, 8 5/8% Series due June 1, 2022, and $20,856,000 principal amount of First Mortgage Bonds, 9.23% Series due December 1, 2019; (iv) the redemption in July 1995 of $84,500,000 principal amount of First Mortgage Bonds, 8 3/4% Series due April 1, 2022, $35,632,000 principal amount of First Mortgage Bonds, 8 5/8% Series due June 1, 2022, $15,301,000 principal amount of First Mortgage Bonds, 9.23% Series due December 1, 2019, and $100,000,000 principal amount of First Mortgage Bonds, Variable Rate Remarketed Series due July 1, 2032; and (v) the sale of the new First Mortgage Bonds and new Class A Preferred Stock, assuming amounts of $225,000,000 and $75,000,000, respectively, and no corresponding redemptions or other retirements of outstanding securities.


                             GEORGIA POWER COMPANY

      GEORGIA is a wholly-owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935. GEORGIA was incorporated under the laws of the State of Georgia on June 26, 1930. It is engaged in the generation and purchase of electric energy and the transmission, distribution and sale of such energy within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Valdosta), as well as in rural areas, and at wholesale currently to 39 electric cooperative associations through Oglethorpe Power Corporation, a corporate cooperative of electric membership corporations in Georgia, and to 50 municipalities, 47 of which are served through the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia. GEORGIA and one of its affiliates, Alabama Power Company, each owns 50% of the common stock of Southern Electric Generating Company ("SEGCO"). SEGCO owns electric generating units near Wilsonville, Alabama. The principal executive offices of GEORGIA are located at 333 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and the telephone number is (404) 526-6526.

                                USE OF PROCEEDS

      Except as may be otherwise described in a Prospectus Supplement, the proceeds from the sale of the new First Mortgage Bonds and the new Class A Preferred Stock will be used to pay a portion of GEORGIA's construction program and for other general corporate purposes.

                         RECENT RESULTS OF OPERATIONS

      For the twelve months ended May 31, 1995, "Operating Revenues", "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $4,192,000,000, $979,000,000 and $596,000,000, respectively. In the opinion of the management of GEORGIA, the above amounts for the twelve months ended May 31, 1995 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period, subject to the effect of such adjustments, if any, as might have been required had the outcome of the uncertainty with respect to the actions of the regulators regarding the recoverability of GEORGIA's investment in the Rocky Mountain pumped storage hydroelectric project been known. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the twelve months ended May 31, 1995 were 4.10 and 3.33, respectively.

      For information regarding the uncertainty referred to in the preceding paragraph, reference is made to "Item 1 - Business - Construction Programs" in GEORGIA's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.


                           DESCRIPTION OF NEW BONDS

      The new First Mortgage Bonds may be issued and sold by GEORGIA in one or more series. In the following description, references to the "new Bonds" and the "new Supplemental Indenture" (as hereinafter defined) are to new First Mortgage Bonds of the particular series referred to in the Prospectus Supplement and the new Supplemental Indenture pursuant to which such series is issued.

      General: The new Bonds are to be issued under the Indenture dated as of March 1, 1941, between GEORGIA and Chemical Bank, as Trustee, as supplemented by various supplemental indentures and as to be further supplemented by a supplemental indenture to be dated (except as otherwise indicated in the Prospectus Supplement) as of the first day of the calendar month during which the new Bonds are issued (the "new Supplemental Indenture"), all of which are exhibits to the registration statement or incorporated by reference therein and are collectively referred to as the "Mortgage". The statements herein concerning the new Bonds and the Mortgage are an outline and do not purport to be complete descriptions thereof. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the Mortgage.

      The new Bonds will mature on the date shown in their title set forth in the Prospectus Supplement.

      New Bonds in definitive form will be issued only as registered bonds without coupons in denominations of $1,000 or authorized multiples thereof, or in such other denominations as set forth in the Prospectus Supplement. New Bonds will be exchangeable for a like aggregate principal amount of new Bonds of other authorized denominations, and will be transferable, at the principal corporate trust office of the Trustee in New York City, or at such other office or agency of GEORGIA as GEORGIA may from time to time designate, without payment of any charge other than for any tax or taxes or other governmental charge.

      Any proposed listing of the new Bonds on a securities exchange will be described in the Prospectus Supplement.

      Except as otherwise may be indicated in the Prospectus Supplement, there are no provisions of the Mortgage which are specifically intended to afford holders of the new Bonds protection in the event of a highly leveraged transaction involving GEORGIA.

      Interest Rate Provisions: The Prospectus Supplement will set forth the interest rate provisions of the new Bonds, including the payment dates, the record dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic interest rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement).

      Redemption Provisions: The redemption provisions applicable to the new Bonds will be described in the Prospectus Supplement.

      Priority and Security: The new Bonds will rank equally as to security with the bonds of other series presently outstanding under the Mortgage, which is a direct first lien on substantially all GEORGIA's fixed property and franchises, used or useful in its public utility business, subject only to excepted encumbrances, as defined in the Mortgage (Section 1.02).

      The Mortgage permits, within certain limitations specified in Section 7.05, the acquisition of property already subject to prior liens. Under certain conditions specified in Section 7.14, additional indebtedness secured by such prior liens may be issued to the extent of 60% of the cost to GEORGIA or the fair value at date of acquisition, whichever is less, of the net property additions made by GEORGIA to the property subject to such prior lien.

      Improvement Fund Requirement: Pursuant to the new Supplemental Indenture and similar provisions of the supplemental indentures creating other series of bonds currently outstanding under the Mortgage (other than 31 series of bonds aggregating $1,026,970,000 in principal amount issued and outstanding at March 31, 1995, as collateral security for certain pollution control obligations), the annual improvement fund requirement applicable to the new Bonds and the bonds of each such other series, which must be satisfied on or before June 1 in each year, is equal to 1% of the principal amount of bonds of each such series authenticated prior to the preceding January 1 (less bonds of such series retired directly or indirectly as a result of the release of property). The improvement fund requirements may be satisfied in cash or in principal amount of bonds authenticated under the Mortgage or to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions. Any cash so deposited is to be used by the Trustee for the redemption at their then special redemption prices or other retirement of bonds of such series as may be designated by GEORGIA (subject to such limitation, if any, as to the new Bonds as set forth in the Prospectus Supplement and except as to limitations which have been or may be established in the supplemental indentures creating other series of bonds) or may be withdrawn by GEORGIA against the deposit of bonds or to the extent of 60% of unfunded net property additions.

      Replacement Requirement: By Section 4 of the Supplemental Indenture dated as of November 1, 1962, GEORGIA is required to certify to the Trustee unfunded net property additions or to deposit with the Trustee cash or bonds in an amount equal to the amount by which annual expenditures for renewals and replacements of the mortgaged property are less than 2.25% of the average annual amount of depreciable mortgaged property or such revised percentage as shall be authorized or approved by the SEC, or any successor commission, under the Public Utility Holding Company Act of 1935. Any available replacement credit may be carried forward and deposited cash or bonds may be withdrawn, used or applied in accordance with the provisions of such section.

      Any limitation on the right of GEORGIA to redeem new Bonds through the operation of the replacement provisions of the Mortgage will be described in the Prospectus Supplement.

      The Mortgage (Section 7.17) provides for an examination of the mortgaged property by an independent engineer at least once in every five years. GEORGIA covenants to make good any maintenance deficiency shown by the certificate of such engineer and to record retirements as called for thereby.

      Issuance of Additional Bonds: Additional bonds may be issued under the Mortgage (a) under Article IV to the extent of 60% of the cost or fair value at date of acquisition, whichever is less, of unfunded net property additions, as defined in the Mortgage (Section 1.07), or (b) under Article V against the retirement of other bonds theretofore outstanding under the Mortgage, or
(c) under Article VI against the deposit of cash equal to the principal amount of bonds to be issued. However, such additional bonds may be issued, except in certain cases when issued under Article V, only if, for any period of 12 consecutive calendar months within the 15 preceding calendar months, GEORGIA's net earnings, as defined in the Mortgage (Section 1.09, as amended), shall have been at least twice the annual interest charges on all bonds outstanding, including the additional bonds applied for and all outstanding prior lien bonds and other indebtedness of the character described in the Mortgage. Such net earnings are computed, in effect, after deducting (i) all operating expenses other than taxes measured by income and (ii) the amount, if any, by which the charges for depreciation are less than 2.25% of the average of the amounts of depreciable property on the first and last days of such period.

      Cash deposited as the basis for the issuance of bonds may be applied to the retirement of bonds or be withdrawn against the deposit of bonds or be withdrawn to the extent of 60% of the cost or fair value, whichever is less, of unfunded net property additions (Article VI).

      Section 2.01 of the Mortgage, as amended by Section 1 of the Supplemental Indenture dated as of October 25, 1972, as further amended by
Section 5 of the First Supplemental Indenture dated as of April 1, 1978 and as further amended by Section 5 of the Supplemental Indenture dated as of October 1, 1982, provides that the aggregate principal amount of bonds which may be secured thereby shall be such aggregate principal amount as may now or hereafter from time to time be authenticated and delivered under the provisions thereof, provided, however, that until an indenture or indentures supplemental thereto shall be executed and delivered by GEORGIA to the Trustee pursuant to authorization by the Board of Directors and stockholders of GEORGIA and filed for record in all counties in which the mortgaged property is located, increasing or decreasing the amount of future advances and other indebtedness and sums which may be secured thereby, the Mortgage may secure future advances and other indebtedness and sums not to exceed in the aggregate $5,000,000,000. Said Section 2.01, as amended, also provides that such a supplemental indenture shall be executed and delivered by GEORGIA and the Trustee upon the delivery by GEORGIA to the Trustee of evidence conforming to the requirements of the Mortgage of the due authorization thereof by the Board of Directors and stockholders of GEORGIA. No action by bondholders is required.

      Release and Substitution of Property: The Mortgage (Article X) provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, upon the basis of cash deposited with the Trustee, bonds or purchase money obligations delivered to the Trustee, prior lien bonds delivered to the Trustee or reduced or assumed, or property additions certified to the Trustee or acquired in exchange for the property released.

      The Mortgage (Section 10.05) permits the cash proceeds of released property and other funds to be withdrawn upon a showing that unfunded net property additions exist or against the deposit of bonds, or to be applied to the retirement of bonds.

      Restrictions on Common Stock Dividends: By Section 4 of the Supplemental Indenture dated as of May 1, 1995, so long as any of the bonds issued thereunder are outstanding, cash dividends may not be paid or distributions be made on Common Stock (except where an equal amount is concurrently repaid as a capital contribution or as the purchase price of Common Stock) or Common Stock be purchased in an aggregate amount which would exceed earned surplus accumulated after March 31, 1995, plus earned surplus accumulated prior to April 1, 1995 in an amount not exceeding $518,000,000, plus such additional amount as shall be authorized or approved by the SEC, or any successor commission, under the Public Utility Holding Company Act of 1935. There are various other dividend restrictions in the Mortgage which remain in effect so long as bonds of other series are outstanding.

      Any restrictions on dividends and distributions on Common Stock in the new Supplemental Indenture will be set forth in the Prospectus Supplement.

      See also "Description of New Stock -- Restrictions on Common Stock Dividends" herein.

      Modification of the Mortgage: By Section 5(f) of the Supplemental Indenture dated as of June 1, 1981, after the bonds of all series created prior to June 1, 1981 have been retired, the Mortgage may be modified with the consent of the holders of not less than a majority in principal amount of the bonds at the time outstanding which would be affected by the action proposed to be taken. However, the bondholders shall have no power (i) to extend the fixed maturity of any bonds, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, without the express consent of the holder of each bond which would be so affected, or
(ii) to reduce the aforesaid percentage of bonds, the holders of which are required to consent to any such modification, without the consent of the holders of all bonds outstanding, or (iii) to permit the creation by GEORGIA of any mortgage or pledge or lien in the nature thereof, not otherwise permitted under the Mortgage, ranking prior to or equal with the lien of the Mortgage on any of the mortgaged and pledged property, or (iv) to deprive the holder of any bond outstanding under the Mortgage of the lien thereof on any of the mortgaged and pledged property. The Trustee shall not be obligated to enter into a supplemental indenture which would affect its own rights, duties or immunities under the Mortgage or otherwise.

      Regarding the Trustee: Chemical Bank is Trustee under the Mortgage. Such bank is a depositary of GEORGIA, and GEORGIA and affiliates of GEORGIA from time to time make borrowings from such bank.

      Enforcement Provisions: The Mortgage (Section 11.05) provides that, upon the occurrence of certain events of default, the Trustee or the holders of not less than 20% in principal amount of outstanding bonds may declare the principal of all outstanding bonds immediately due and payable, but that, upon the curing of any such default, the holders of a majority in principal amount of outstanding bonds may waive such default and its consequences.

      The holders of a majority in principal amount of outstanding bonds may direct the time, method and place of conducting any proceedings for the enforcement of the Mortgage (Section 11.12). No holder of any bond has any right to institute any proceedings to enforce the Mortgage or any remedy thereunder, unless such holder shall previously have given to the Trustee written notice of a default, and unless such holder or holders shall have tendered to the Trustee indemnity against costs, expenses and liabilities, and unless the holders of not less than 20% in principal amount of outstanding bonds shall have tendered such indemnity and requested the Trustee to take action and the Trustee shall have failed to take action within 60 days (Section 11.14).

      Defaults: By Section 11.01 of the Mortgage, the following events are defined as "defaults": failure to pay principal; failure for 60 days to pay interest; failure for 90 days to pay any sinking or other purchase fund installment; certain events in bankruptcy, insolvency or reorganization; and failure for 90 days after notice to perform other covenants. By Section 9.03 of the Mortgage, a failure by GEORGIA to deposit or direct the application of money for the redemption of bonds called for redemption also constitutes a default.

      Evidence as to Compliance with Conditions and Covenants: The Mortgage requires GEORGIA to furnish to the Trustee, among other things, a certificate of officers and an opinion of counsel as evidence of compliance with conditions precedent provided for therein; a certificate of an engineer (who, in certain instances, must be an independent engineer) with respect to the fair value of property certified or released; and a certificate of an accountant (who, in certain instances, must be an independent public accountant) as to compliance with the earnings, improvement fund and replacement requirements. Various certificates and other documents are required to be filed periodically or upon the happening of certain events.

                           DESCRIPTION OF NEW STOCK

      The new Class A Preferred Stock may be issued and sold by GEORGIA in one or more classes (constituting series of Class A Preferred Stock). In the following description, references to the "new Stock" are to new Class A Preferred Stock of the particular class referred to in the Prospectus Supplement.

      General: The new Stock is to be created by amendment to the charter of GEORGIA. The statements herein concerning the new Stock are an outline and do not purport to be complete descriptions thereof. They make use of defined terms and are qualified in their entirety by express reference to the cited provisions of the charter and amendments thereto, copies of which are filed as exhibits to the registration statement or incorporated by reference therein.

      In addition to the Class A Preferred Stock, which is without par value but which has a stated value of $25 per share, GEORGIA has authorized and there are also outstanding shares of Preferred Stock without par value but which have a stated value of $100 per share. The Class A Preferred Stock ranks on a parity as to dividends and assets with the outstanding Preferred Stock and has the same rights and preferences as the outstanding Preferred Stock. As more fully stated below, on all matters submitted to a vote of the holders of the Preferred Stock and the Class A Preferred Stock (other than a change in the rights and preferences of only one, but not the other, such kind of stock), both kinds of stock vote together as a single class, each share of Preferred Stock being counted as one and each share of Class A Preferred Stock being counted as one-quarter.

      The new Stock will not be subject to further calls or to assessment by GEORGIA. Of the consideration to be received therefor, $25 per share will be credited to Preferred Capital Stock Account and any amount received in excess of $25 per share will be credited to Premium on Preferred Stock Account.

      The new Stock will be transferable at the office of Southern Company Services, Inc., 64 Perimeter Center East, Atlanta, Georgia 30346. The registrar will be Southern Company Services, Inc.

      Any proposed listing of the new Stock on a securities exchange will be described in the Prospectus Supplement.

      Dividend Rights and Provisions: The holders of the Preferred Stock and the Class A Preferred Stock of each class are entitled to receive cumulative dividends, payable when and as declared by the Board of Directors, at the rates determined for the respective classes, before any dividends may be declared or paid on the Common Stock. Dividends on the Preferred Stock and the Class A Preferred Stock must have been or be contemporaneously declared and set apart for payment, or paid, on the Preferred Stock and the Class A Preferred Stock of all classes for all dividend periods terminating on the same or on an earlier date (General Provisions a and b).

      The Prospectus Supplement will set forth the dividend rate provisions of the new Stock, including the payment dates and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the Prospectus Supplement). Dividends payable on the new Stock will be cumulative from the date of original issue.

      Restrictions on Common Stock Dividends: GEORGIA's charter limits cash dividends on Common Stock to 50% of net income available for such stock during a prior period of 12 months if, calculated on a corporate basis, the ratio of Common Stock equity to total capitalization, including surplus, adjusted to reflect the payment of the proposed dividend, is below 20%, and to 75% of such net income if such ratio is 20% or more but less than 25% (General Provisions b).

      See also "Description of New Bonds -- Restrictions on Common Stock Dividends" herein.

      Redemption Provisions: The redemption provisions applicable to the new Stock will be described in the Prospectus Supplement.

      The charter provides that, so long as any shares of the Preferred Stock originally issued after December 31, 1952 or any shares of the Class A
Preferred Stock are outstanding, GEORGIA shall not redeem, purchase or otherwise acquire any shares of the Preferred Stock or Class A Preferred Stock, if, at the time of such redemption, purchase or other acquisition, dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default in whole or in part, unless, prior to or concurrently with such redemption, purchase or other acquisition, all such defaults shall be cured or unless such redemption, purchase or other acquisition shall have been ordered, approved or permitted by the SEC, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935 (General Provisions d).

      Voting Rights: Except as otherwise provided by law or in the charter, the exclusive right to vote is vested in the holders of the Common Stock; provided, however, that, if and so long as four quarterly dividends payable on the Preferred Stock or Class A Preferred Stock of any class shall be in default, the holders of the Preferred Stock and Class A Preferred Stock of all classes will have the exclusive right, voting separately from any other kind of stock and as a single class (each share of Preferred Stock being counted as one and each share of Class A Preferred Stock being counted as one-quarter), to elect the smallest number of directors which shall constitute a majority of the then authorized number of directors and one vote per share for each share of Preferred Stock and one-quarter vote per share for each share of Class A Preferred Stock on all other matters (Voting Powers).

      The affirmative vote of 66 % of the total number of shares of Preferred Stock and Class A Preferred Stock at the time outstanding (each share of Preferred Stock being counted as one and each share of Class A Preferred Stock being counted as one-quarter) is required to authorize the issuance (within 180 days after such vote) of any kind of stock preferred as to dividends or assets over the Preferred Stock or the Class A Preferred Stock or any security convertible into any such kind of stock, or to adopt a charter amendment which would either authorize or create any kind of stock preferred as to dividends or assets over the Preferred Stock or the Class A Preferred Stock or change any of the rights and preferences of the outstanding Preferred Stock or Class A Preferred Stock in any manner so as to affect adversely the holders thereof; provided, however, that, if any such change would adversely affect the holders of only one, but not the other, such kind of stock, only the vote of the holders of at least 66 % of the outstanding shares of the kind so affected would be required (General Provisions e).

      The affirmative vote of a majority of the total number of shares of Preferred Stock and Class A Preferred Stock at the time outstanding (each share of Preferred Stock being counted as one and each share of Class A Preferred Stock being counted as one-quarter) is required for --

      (1) a disposition of substantially all of GEORGIA's property or a merger or consolidation, unless such action has been approved by the SEC, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935;

      (2) the issue or assumption of securities representing unsecured debt (other than for the purpose of refunding or renewing outstanding unsecured securities resulting in equal or longer maturities or redeeming or otherwise retiring all outstanding shares of the Preferred Stock and Class A Preferred Stock or of any senior or equally ranking stock) if immediately after such issue or assumption (i) the total outstanding principal amount of all securities representing unsecured debt will thereby exceed 20% of the aggregate of all existing secured debt and the capital stock, premiums thereon, and surplus, as stated on the books, or (ii) the total outstanding principal amount of all securities representing unsecured debt of maturities of less than ten years will thereby exceed 10% of such aggregate. For the purpose of this provision, the payment due upon the maturity of unsecured debt having an original single maturity in excess of ten years or the payment due upon the final maturity of any unsecured serial debt which had original maturities in excess of ten years shall not be regarded as unsecured debt of a maturity of less than ten years until such payment shall be required to be made within three years; or

      (3) the issue of shares of Preferred Stock if the total number of shares thereof to be outstanding would exceed 548,439 shares, or the issue of any shares of Class A Preferred Stock, or the issue of any stock ranking equally with the Preferred Stock and Class A Preferred Stock, or the reissue of any shares of Preferred Stock or Class A Preferred Stock or equally ranking stock which have been redeemed, purchased or otherwise acquired by GEORGIA, unless (a) net income available for dividends for a period of 12 consecutive calendar months within the 15 preceding calendar months is at least equal to two times annual dividend requirements on all shares of Preferred Stock and Class A Preferred Stock and senior or equally ranking stock to be outstanding; (b) gross income available for interest for a period of 12 consecutive calendar months within the 15 preceding calendar months is at least equal to one and one-half times the aggregate of annual interest requirements and annual dividend requirements on all shares of Preferred Stock and Class A Preferred Stock and senior or equally ranking stock to be outstanding; and (c) the aggregate of Common Stock capital and surplus is not less than the aggregate amount payable upon involuntary liquidation on all shares of Preferred Stock and Class A Preferred Stock and senior or equally ranking stock to be outstanding (General Provisions f).

      With respect to the limitations described in (2) above, pursuant to the affirmative vote in favor thereof of a majority of the total number of outstanding shares of Preferred Stock and Class A Preferred Stock at a special meeting of the holders thereof held on September 29, 1993, GEORGIA is authorized, notwithstanding such limitations, to issue or assume until July 1, 2003 securities representing unsecured short-term debt in excess of 10% of capital, surplus and secured debt, provided that (a) none of such additional short-term debt outstanding on July 1, 2003 shall mature on or after January 1, 2004, and (b) GEORGIA's total indebtedness represented by unsecured securities shall at no time exceed 20% of capital, surplus and secured debt.

      Liquidation Rights: Upon voluntary or involuntary liquidation, the holders of the Preferred Stock and Class A Preferred Stock of each class, without preference between kinds or classes of stock, are entitled to receive the amount specified to be payable on the shares of such class (which, in the case of the new Stock, is $25 per share on involuntary liquidation or an amount equivalent to the then current regular redemption price per share on voluntary liquidation, plus accrued dividends in each case) before any distribution of assets may be made to the holders of the Common Stock. Available assets, if insufficient to pay such amounts to the holders of the Preferred Stock and Class A Preferred Stock, are to be distributed pro rata to the payment, first of $100 per share on each outstanding share of Preferred Stock and of $25 per share on each outstanding share of Class A Preferred Stock, second of accrued dividends, and third of any premium (General Provisions c).

      Sinking Fund: The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the Prospectus Supplement.

      Other Rights: The holders of the new Stock do not have any pre-emptive or conversion rights, except as otherwise described in the Prospectus Supplement.

                          LEGAL OPINIONS AND EXPERTS

      Troutman Sanders, Atlanta, Georgia, general counsel for GEORGIA, will render an opinion as to the legality of the new First Mortgage Bonds and the new Class A Preferred Stock. A separate firm may act as counsel for the underwriters or purchasers and render an opinion to them as to the legality of the new First Mortgage Bonds and the new Class A Preferred Stock.

      The financial statements and schedules of GEORGIA included in GEORGIA's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include explanatory paragraphs which refer to an uncertainty with respect to the actions of the regulators regarding the recoverability of GEORGIA's investment in the Rocky Mountain pumped storage hydroelectric project and to the changes in the methods of accounting for postretirement benefits other than pensions and for income taxes. With respect to the GEORGIA unaudited interim financial information for the periods ended March 31, 1995 and 1994 included in GEORGIA's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, and incorporated by reference herein, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures employed. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

      Statements as to matters of law and legal conclusions in GEORGIA's Annual Report on Form 10-K for the year ended December 31, 1994, relating to titles to property of GEORGIA and SEGCO under "Item 2--Properties--Titles to Property", relating to GEORGIA and SEGCO under "Item 1--Business--Regulation" and relating to GEORGIA under "Item 1--Business--Competition" and "Item 1--Business--Rate Matters", have been reviewed as to GEORGIA by Troutman Sanders, general counsel for GEORGIA, and as to SEGCO by Balch & Bingham, general counsel for SEGCO, and such statements are made, respectively, upon the authority of such firms as experts.

                             PLAN OF DISTRIBUTION

      GEORGIA may sell the new First Mortgage Bonds and new Class A Preferred Stock in one or more transactions. Purchasers of the new First Mortgage Bonds and new Class A Preferred Stock from GEORGIA may include underwriters, dealers or purchasers acting for themselves. A Prospectus Supplement will set forth the purchase price of the new First Mortgage Bonds and new Class A Preferred Stock with respect to which an agreement of sale has been entered into by GEORGIA, the proceeds to GEORGIA from such sale, and the terms of any re-offering, including the names of any underwriters, any underwriting discounts and other items consisting of underwriters' compensation, any fixed public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any fixed public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are involved in the sale, new First Mortgage Bonds or new Class A Preferred Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in a Prospectus Supplement, the obligations of the underwriters to purchase new First Mortgage Bonds or shares of new Class A Preferred Stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such new First Mortgage Bonds or shares of new Class A Preferred Stock if any are purchased.

      New First Mortgage Bonds and new Class A Preferred Stock may be sold directly by GEORGIA or through agents designated by GEORGIA from time to time. A Prospectus Supplement will set forth the name of any agent involved in any such offer or sale, as well as any commissions payable by GEORGIA to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      The Prospectus Supplement will set forth the name or names and terms of appointment of any remarketing agent or agents or any auction agent or agents which may be appointed by GEORGIA in connection with any remarketing procedures or auction procedures, as the case may be, that may be applicable as described in the Prospectus Supplement.

      GEORGIA may agree to indemnify underwriters and purchasers of the new First Mortgage Bonds and new Class A Preferred Stock, and any agents designated by GEORGIA as aforesaid, against certain civil liabilities, including liabilities under the Securities Act of 1933.

      Underwriters or purchasers of the new Class A Preferred Stock may include one or more of the following: Robert W. Baird & Co. Incorporated; Bear, Stearns & Co. Inc.; J.C. Bradford & Co.; Alex. Brown & Sons Incorporated; Chase Securities Inc.; Chemical Securities, Inc.; Citicorp Securities, Inc.; Dain Bosworth Incorporated; Daiwa Securities America Inc.; Dillon, Read & Co. Inc.; Donaldson, Lufkin & Jenrette Securities Corporation; A.G. Edwards & Sons, Inc.; CS First Boston Corporation; Goldman, Sachs & Co.; Interstate/Johnson Lane Corporation; Raymond James and Associates, Inc.; Edward D. Jones & Co.; Kemper Securities Group, Inc.; W.R. Lazard; Legg Mason Wood Walker Incorporated; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Keegan & Company, Inc.; J.P. Morgan Securities Inc.; Morgan Stanley & Co. Incorporated; Nomura Securities International, Inc.; PaineWebber Incorporated; Prudential Securities Incorporated; Pryor, McClendon, Counts & Co., Inc.; Rauscher Pierce Refsnes, Inc.; The Robinson-Humphrey Company, Inc.; L.F. Rothschild and Co. Incorporated; Salomon Brothers Inc; Smith Barney Inc.; Swiss Bank Corporation International Securities Inc.; Thomson McKinnon Securities Inc.; Tucker Anthony Inc.; UBS Securities Inc.; Wertheim Schroder & Co. Incorporated; and Dean Witter Reynolds Inc.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The  estimated   expenses  of  issuance  and   distribution,  other  the
underwriting discounts and commissions, to be borne by GEORGIA are as follows:

                                                New Bonds         New Stock

                                                       Each             Each
                                            Initial Additional Initial Additional
                                              Sale     Sale     Sale    Sale
*Filing fees -- Securities and Exchange
  Commission -- Registration statement . .  $65,510   $ -       $ -      $ -
 Charges of trustee (including counsel). .   12,000   12,000      -        -
 Charge of transfer agent and registrar. .     -        -       5,000    5,000
 Cost of definitive bond and stock
  certificates . . . . . . . . . . . . . .    5,000    5,000    5,000    5,000
*Listing stock on New York Stock Exchange.     -        -        -        -
 Printing and preparation of registration
  statement, prospectus, etc.  . . . . . .   20,000   10,000   20,000   10,000
 Rating fees --
  Moody's Investors Service, Inc. . . . . .  40,000   40,000   15,000   15,000
  Standard & Poor's Ratings  Group  . . . .  36,250   36,250   10,000   10,000
  Duff and Phelps, Inc. . . . . . . . . . .  10,000   10,000   10,000   10,000
 Services of Southern Company Services, Inc. 20,000   10,000   20,000   10,000
 Fees of counsel, Troutman Sanders  . . . .  32,000   22,000   28,000   22,000
 Fees of accountants, Arthur Andersen LLP .  42,000   24,000   42,000   24,000
 Miscellaneous, including telephone charges
  and traveling expenses  . . . . . . . . .   6,240    5,750    5,000    4,000
                                           -------- -------- -------- --------
       Total  . . . . . . . . . . . . . . .$289,000 $175,000 $160,000 $115,000
                                           ======== ======== ======== ========
_______________

* The Prospectus Supplement will reflect actual filing and listing fees based upon the amount of the related offering.

Item 15. Indemnification of Directors and Officers.

      The  applicable  statutes  of  the  State  of  Georgia  provide  that  a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he is or was a director of the corporation or is or  was serving at the corporation's request  as a director, officer, partner, trustee,  employee,  or agent  of  another  foreign or  domestic  corporation,
partnership,  joint   venture,  trust,  employee  benefit   plan,  or  another
enterprise against  liability incurred  in  the proceeding  if he  acted in  a manner he believed in  good faith to be in or not opposed to the best interest of the  corporation and,  in the case  of any  criminal proceeding, he  had no reasonable cause to believe  his conduct was unlawful. However,  a corporation generally may not  indemnify a director in connection with  a proceeding by or in the right of  the corporation in which the director was  adjudged liable to the corporation,  or in connection with  any other proceeding in  which he was adjudged liable on the basis that personal benefit  was improperly received by him.  In addition,  unless limited by  its articles  of incorporation,  to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, or in defense of any claim, issue or  matter therein, because he is or  was a director of the corporation, the  corporation  shall indemnify  the  director  against reasonable  expenses incurred by him in connection therewith. Also, unless a corporation's articles of incorporation provide otherwise, an officer of the corporation who is not a director is  entitled to  mandatory indemnification  to the same  extent as  a director,  and a corporation may also indemnify  an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, by-laws, general or specific action of its board of directors, or contract.

Section 41 of the By-laws of GEORGIA provides in pertinent part as follows:

      Each person who is or was a director or officer of the Company or is or was an employee of the Company holding one or more positions of management through and inclusive of department managers (but not positions below the level of department managers) (such positions being hereinafter referred to as "Management Positions") and who was or is a party or was or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or is or was an employee of the Company holding one or more Management Positions, or is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Company as a matter of right against any and all expenses
      (including attorneys' fees) actually and reasonably incurred by him and against any and all claims, judgments, fines, penalties, liabilities and amounts paid in settlement actually incurred by him in defense of such claim, action, suit or proceeding, including appeals, to the full extent permitted by applicable law. The indemnification provided by this Section shall inure to the benefit of the heirs, executors and administrators of such person.

      Expenses (including attorneys' fees) incurred by a director or officer of the Company or employee of the Company holding one or more Management
      Positions with respect to the defense of any such claim, action, suit or proceeding may be advanced by the Company prior to the final disposition of such claim, action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Company under this Section or otherwise; provided, however, that the advancement of such expenses shall not be deemed to be indemnification unless and until it shall ultimately be determined that such person is entitled to be indemnified by the Company.

      The Company may purchase and maintain insurance at the expense of the Company on behalf of any person who is or was a director, officer, employee, or agent of the Company, or any person who is or was serving at the request of the Company as director (or the equivalent), officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense (including attorneys' fees) asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability or expense under this Section or otherwise.

      Without  limiting the generality of the foregoing provisions, no present or future director or officer  of the Company, or his heirs,  executors, or  administrators,  shall be  liable for  any  act, omission,  step, or conduct  taken or had in  good faith, which  is required, authorized, or approved by any  order or orders issued  pursuant to the  Public Utility
      Holding Company  Act of 1935, the  Federal Power Act, or  any federal or state  statute or  municipal  ordinance regulating  the  Company or  its parent  by reason of their being holding or investment companies, public utility companies, public utility  holding companies, or subsidiaries of public utility  holding companies.  In any action,  suit, or  proceeding based  on any  act, omission,  step, or  conduct, as  in  this paragraph described,  the provisions hereof shall  be brought to  the attention of the court. In the event that the foregoing  provisions of this paragraph are found by the court not to constitute a  valid defense on the grounds of  not being applicable to the particular class of plaintiff, each such director and officer,  and  his  heirs,  executors  and  administrators,
      shall  be  reimbursed  for,   or  indemnified  against,  all
      expenses and liabilities incurred by him or imposed  on him,

      in connection with, or arising out of, any such action, suit, or proceeding based on any act, omission, step, or conduct taken or had in good faith as in this paragraph described. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs, and attorneys' fees.

      The foregoing rights shall not be exclusive of any other rights to which any such director or officer or employee may otherwise be entitled and shall be available whether or not the director or officer or employee continues to be a director or officer or employee at the time of incurring any such expenses and liabilities.

      GEORGIA has an insurance policy covering its liabilities and expenses which might arise in connection with its lawful indemnification of its directors and officers for certain of their liabilities and expenses and also covering its officers and directors against certain other liabilities and expenses.

Item 16. Exhibits.

Exhibit
Number

*1          --Underwriting Agreement.

 4(a)-(1)   --Indenture dated  as  of  March  1,  1941,  between  GEORGIA  and
            Chemical Bank, as Trustee, and indentures supplemental thereto dated as of March 1, 1941, March 3, 1941 (3 indentures), March 6,
            1941 (139 indentures), March 1, 1946 (88  indentures) and December
            1, 1947, through May 1, 1995.  (Designated in Registration Nos. 2-
            4663 as Exhibits B-3 and B-3(a), 2-7299 as Exhibit 7(a)-2, 2-61116
            as Exhibits 2(a)-3 and 2(a)-4,  2-62488 as Exhibit 2(a)-3, 2-63393
            as Exhibit 2(a)-4, 2-63705  as Exhibit 2(a)-3, 2-68973  as Exhibit
            2(a)-3, 2-70679 as Exhibit 4(a)-(2), 2-72324 as Exhibit 4(a)-2, 2-
            73987  as Exhibit 4(a)-(2), 2-77941 as Exhibits 4(a)-(2) and 4(a)-
            (3), 2-79336 as  Exhibit 4(a)-(2), 2-81303 as Exhibit 4(a)-(2), 2-
            90105 as  Exhibit 4(a)-(2), 33-5405 as  Exhibit 4(a)-(2), 33-14367
            as Exhibits 4(a)-(2) and  4(a)-(3), 33-22504 as Exhibits 4(a)-(2),
            4(a)-(3) and 4(a)-(4), 33-32420 as Exhibit 4(a)-(2),  33-35683  as
            Exhibit  4(a)-(2),  in  GEORGIA s Form  10-K  for  the  year ended
            December  31, 1990, File No.  1-6468, as Exhibit  4(a)(3), in Form
            10-K for  the year ended  December 31, 1991,  File No.  1-6468, as
            Exhibit 4(a)(5), in Registration No. 33-48895 as Exhibit 4(a)-(2), in Form 8-K dated August 26, 1992, File No. 1-6468, as Exhibit
            4(a)-(3), in Form 8-K dated September 9, 1992, File No. 1-6468, as
            Exhibits 4(a)-(3)  and 4(a)-(4), in  Form 8-K dated  September 23,
            1992,  File No.  1-6468, as  Exhibit 4(a)-(3),  in Form  8-A dated
            October 12,  1992, as Exhibit 2(b), in  Form 8-K dated January 27,
            1993, File  No. 1-6468, as  Exhibit 4(a)-(3), in  Registration No.
            33-49661 as Exhibit  4(a)-(2), in  Form 8-K dated  July 26,  1993,
            File No. 1-6468,  as Exhibit  4, in  Certificate of  Notification,
            File No.  70-7832, as Exhibit  M, in Certificate  of Notification,
            File  No. 70-7832, as  Exhibit C, in  Certificate of Notification,
            File  No.  70-7832,  as  Exhibits  K  and  L,  in  Certificate  of
            Notification, File  No. 70-8443, as  Exhibit C, in  Certificate of
            Notification,  File No. 70-8443,  as Exhibit C,  in Certificate of
            Notification, File No.  70-8443, as Exhibit  E, in Certificate  of
            Notification, File  No. 70-8443, as  Exhibit E, in  Certificate of
            Notification, File  No. 70-8443, as  Exhibit E, in  GEORGIA's Form
            10-K for  the year ended  December 31, 1994,  File No. 1-6468,  as
            Exhibits 4(c)2 and 4(c)3, in Certificate of Notification,  File No
            70-8443,  as Exhibit C,  in Certificate of  Notification, File No.
            70-8443, as Exhibit C and in Form 8-K dated May 17, 1995, File No.
            1-6486, as Exhibit 4.)

*4(a)-(2)   --New Supplemental Indenture between GEORGIA and Chemical Bank, as
            Trustee, relating to the new Bonds.

 4(b)-(1) --Charter of GEORGIA and amendments thereto through October 25, 1993. (Designated in Registration Nos. 2-63392 as Exhibit 2(a)-2,
            2-78913  as Exhibits  4(a)-(2)  and 4(a)-(3),  2-93039 as  Exhibit
            4(a)-(2), 2-96810  as Exhibit 4(a)-2, 33-141  as Exhibit 4(a)-(2),

            33-1359 as  Exhibit 4(a)(2), 33-5405 as  Exhibit 4(b)(2), 33-14367
            as Exhibits 4(b)-(2) and  4(b)-(3), 33-22504 as Exhibits 4(b)-(2),
            4(b)-(3) and 4(b)-(4), in  GEORGIA s Form 10-K for the  year ended
            December  31,  1991,  File No.  1-6468,  as  Exhibits 4(a)(2)  and
            4(a)(3),  in Registration  No. 33-48895  as Exhibits  4(b)-(2) and
            4(b)-(3), in Form 8-K dated December 10, 1992, File No. 1-6468, as
            Exhibit 4(b), in Form 8-K dated June 17, 1993, File No. 1-6468, as
            Exhibit 4(b) and  in Form 8-K dated October 20,  1993, File No. 1-
            6468, as Exhibit 4(b).)

*4(b)-(2)   --Petition of GEORGIA for Amendment to its charter relating to the new Stock.

*4(b)-(3)   --Amendment to the charter of GEORGIA relating to the new Stock.

 4(c) --By-laws of GEORGIA as amended effective July 18, 1990 and presently in effect. (Designated in GEORGIA's Form 10-K for the year ended December 31, 1990, File No. 1-6468, as Exhibit 3.)

 5          --Opinion of Troutman Sanders.

 12(a)      --Computation of ratio of earnings to fixed charges.

 12(b) --Computation of ratio of earnings to fixed charges plus preferred dividend requirements.

 15         --Letter re unaudited interim financial information.

 23(a) --Consent of Balch & Bingham. (The consent of Troutman Sanders is contained in Exhibit 5.)

 23(b)      --Consent of Arthur Andersen LLP.

 24         --Powers of Attorney and resolution.

 25         --Statement on Form T-1 of Chemical Bank, as Trustee.

      Exhibits  listed  above  which  have  heretofore  been  filed  with  the
Securities  and Exchange Commission and  which were designated  as noted above are hereby  incorporated herein by reference  and made a part  hereof with the same effect as if filed herewith.
_______________

* To be subsequently filed or incorporated by reference.

Item 17. Undertakings.

      (a)   Undertaking related to Rule 415 offering:

            The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i)   To  include any  prospectus required  by Section
                  10(a)(3) of the Securities Act of 1933;

                        (ii)  To reflect in the prospectus any facts or events
                  arising  after  the  effective   date  of  the  registration
                  statement  (or  the  most  recent  post-effective  amendment thereof) which, individually or  in the aggregate, represent a  fundamental change  in the  information set forth  in the registration statement.  Notwithstanding the  foregoing, any increase or decrease in volume of securities offered (if the total dollar  value of  securities offered would  not exceed that which was registered) and any deviation from the low or high  end of  the estimated  maximum offering  range  may be

                  reflected  in   the  form  of  prospectus   filed  with  the
                  Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume  and price  represent no more  than a  20%
                  change in  the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that  paragraphs (a)(1)(i) and (a)(1)(ii)
            do not apply if the information required to be included in a post-
            effective amendment  by those paragraphs is  contained in periodic
            reports  filed  by  the   registrant  pursuant  to  Section 13  or
            Section 15(d)  of the  Securities Exchange  Act  of 1934  that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)   Undertaking related to filings incorporating subsequent Securities
Exchange Act of 1934 documents by reference:

            The undersigned registrant hereby undertakes that, for purposes of determining  any liability under the Securities Act of 1933, each filing
      of  the  registrant's   annual  report  pursuant  to  Section  13(a)  or
      Section 15(d)  of  the   Securities  Exchange  Act   of  1934  that   is
      incorporated by  reference in the registration statement shall be deemed to  be a new registration  statement relating to  the securities offered therein,  and the  offering of  such securities  at that  time shall  be deemed to be the initial bona fide offering thereof.

      (c)   Undertaking related to acceleration of effectiveness:

            Insofar  as  indemnification  for  liabilities  arising  under the
      Securities  Act  of 1933  may be  permitted  to directors,  officers and
      controlling  persons  of  the   registrant  pursuant  to  the  foregoing
      provisions or otherwise,  the registrant  has been advised  that in  the opinion of  the Securities and Exchange  Commission such indemnification is against  public policy  as expressed  in the  Act and is,  therefore, unenforceable. In  the event  that a claim  for indemnification  against such liabilities (other than  the payment by the registrant  of expenses incurred or paid  by a director,  officer or controlling  person of  the registrant  in the successful defense of any action, suit or proceeding)
      is  asserted  by  such  director,  officer  or  controlling  person   in
      connection with  the securities  being registered, the  registrant will, unless in  the opinion of  its counsel  the matter has  been settled  by controlling precedent, submit to a court of appropriate jurisdiction the question  whether such indemnification by it is against public policy as expressed in the Act and  will be governed by the final  adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 19th day of June, 1995.

                             GEORGIA POWER COMPANY

                               By: H. ALLEN FRANKLIN, President and Chief
                                   Executive Officer

                               By             WAYNE BOSTON
                                    (Wayne Boston, Attorney-in-Fact)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                   Title                       Date

         H. ALLEN FRANKLIN       President and Chief Executive
                                   Officer and Director (Principal
                                   Executive Officer)

          WARREN Y. JOBE         Executive Vice President,
                                   Treasurer and Chief Financial
                                   Officer and Director (Principal
                                   Financial Officer)

           C. B. HARRELD         Vice President and Comptroller
                                   (Principal Accounting Officer)

         BENNETT A. BROWN
          A. W. DAHLBERG
     WILLIAM A. FICKLING, JR.
         L. G. HARDMAN III
       JAMES R. LIENTZ, JR.
      WILLIAM A. PARKER, JR.
       G. JOSEPH PRENDERGAST           Directors
         HERMAN J. RUSSELL
         GLORIA M. SHATTO
       WILLIAM JERRY VEREEN
             CARL WARE
        THOMAS R. WILLIAMS
                                                                June 19, 1995

By             WAYNE BOSTON

